                                                                      EXHIBIT 99

                          IMPORTANT FACTORS REGARDING
                           FORWARD LOOKING STATEMENTS

                 The following factors, among others, could affect the Company's actual results and could cause Orbital's actual consolidated results during 1997 and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. (Capitalized terms used herein have the meanings assigned to them in Orbital Sciences Corporation's Form 10-K with which this exhibit is filed.)

- Orbital, like most companies and governments that have launch and satellite programs, has experienced occasional product failures and other problems, including with respect to certain of its launch vehicles and satellites. In addition to any costs resulting from product warranties, contract performance or required remedial action, product failures may result in increased costs or loss of revenues due to postponement or cancellation of subsequently scheduled launches or spacecraft operations or other product deliveries.

- As of December 31, 1996, approximately 60% of Orbital's backlog is with the U.S. Government and its agencies or from subcontracts with prime contractors to the U.S. Government. Most of Orbital's government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or the imposition of budgetary constraints could materially adversely affect Orbital's financial condition or results of operations. All the Company's U.S. Government contracts and, in general, its subcontracts with U.S. Government prime contractors, provide that such contracts may be terminated at will by the U.S. Government or the prime contractor, respectively. There can be no assurance that these contracts will not be terminated or suspended in the future, or that contract suspensions or termination will not result in unreimbursable expenses or charges or other adverse effects on the Company.

- Certain of the Company's revenues have been generated under fixed-price incentive fee, firm fixed-price and cost-plus-fee long-term contracts. Revenue recognition and profitability, if any, from a particular contract may be adversely affected to the extent that original cost estimates, estimated costs to complete or incentive or award fee estimates are revised, delivery schedules are delayed, or progress under a contract is otherwise impeded.

- The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its U.S. Government contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. Government. These agencies have the right to challenge Orbital's cost estimates or allocations with respect to any such contract. Additionally, a substantial portion of payments to the Company under U.S. Government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies.

- Start-up of the ORBCOMM System will produce significant ORBCOMM Global operating losses for several more years. Even if the ORBCOMM System is fully constructed and operational, there can be no assurance that an adequate market will develop for ORBCOMM services, that ORBCOMM Global will achieve profitable operations or that Orbital will recover any of its past or anticipated investment in the ORBCOMM System. Because Orbital (through OCC) has a 50% participating interest in ORBCOMM Global, Orbital expects to recognize its proportionate share of ORBCOMM Global profits and losses. If full development and implementation of the ORBCOMM System were to be delayed or significantly restricted, the Company could be required to expense part or all of its investment in the ORBCOMM System.

- ORBIMAGE is pursuing one-meter high-resolution satellite imagery that would be provided by the OrbView-3 satellite currently under development by the Company, with Orbital under contract to provide the launch service, ground stations and other related products and services. OrbView-3 would be the third in a fleet of three spacecraft, including OrbView-1 and OrbView-2, that will constitute the foundation of the Company's commercial satellite remote imagery business. The Company is currently pursuing a transaction that would involve a sale of ORBIMAGE equity securities to one or more third parties in order to finance such venture including the development and construction of the OrbView-3 satellite and ground system. There can be no assurance that the Company will be able to conclude such financing arrangement, or develop and launch the system in a timely or cost-effective manner, or establish a profitable commercial Earth observation and other remote imaging businesses.





                                       2